UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENERGY FOCUS, INC.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the
Registrant)

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☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Please Contact MacKenzie Partners Today
to Vote your Shares
A failure to vote on Proposal 3 has the same effect as a
vote “Against” Proposal 3.
December 18, 2019

Dear Energy Focus Stockholder:

The Annual Meeting of Energy Focus, Inc. (the “Company”), has been adjourned solely with respect to Proposal 3, a proposal to amend the Certificate of Incorporation, as amended, of the Company to increase the number of authorized shares of common stock, and the number of authorized shares of preferred stock of the Company and to increase the number of shares of Series A Preferred Stock, until January 15, 2020 at 9:00AM Eastern Time.

To the extent Proposal 3 is not approved, the Company’s outstanding subordinated convertible promissory notes will not convert into equity and will remain outstanding earning interest at 10% per annum. If the notes do not convert, $2,148,055 in principal and accrued interest would become due and payable, to the extent not already paid, on the December 31, 2021 maturity date of the notes, which could place significant financial strain on the Company.

It is very important that all stockholders have their voices heard. The Energy Focus Proxy Statement and voting ballot were sent to you in an earlier mailing but to date we have not received your vote instruction.

We urge you to please vote your Energy Focus shares today. You may do so by contacting MacKenzie Partners toll-free at (800) 322-2885 or at
1-212-929-5500 (call collect). MacKenzie Partners has been engaged by Energy Focus to assist in gathering the votes at the Annual Meeting.

Please be advised that you do not need your proxy card to vote your shares. Simply call us today and we can take your vote over the telephone. You may also contact us with your voting instructions via email at: proxy@mackenziepartners.com.

Thank you for your time and consideration.

Sincerely,

/s/ Tod Nestor

Tod Nestor
President, Chief Financial Officer and Secretary

PLEASE VOTE TODAY
by calling MacKenzie Partners Toll-Free
(800) 322-2885

Additional Information and Where to Find It

The Company has filed with Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a proxy statement and other relevant materials relating to, among other things, Proposal 3. The proxy statement, as supplemented by the supplement filed with the SEC on December 13, 2019, contains important information about the Company and Proposal 3 and the transactions that approval of Proposal 3 will facilitate. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS FILED BY THE COMPANY WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement and other relevant materials filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or by contacting MacKenzie Partners at the telephone numbers and email address noted above. In addition, investors and security holders may obtain free copies of the documents filed with the SEC on the Company’s website at http://investors.energyfocus.com/financial-information/sec-filings.